UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

April 6, 2020
Date of Report (date of earliest event reported)

Phillips 66
(Exact name of registrant as specified in its charter)

Delaware	001-35349	45-3779385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2331 CityWest Boulevard
Houston, Texas 77042
(Address of Principal Executive Offices and Zip Code)

(281) 293-6600
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	PSX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 6, 2020, Phillips 66 (the "Company") exercised its option to increase the amount available under the 364-day delayed draw term loan agreement dated March 19, 2020, with Mizuho Bank, Ltd. ("Mizuho"), as initial lender party thereto, as administrative agent and as lead arranger (the "Credit Agreement"). In connection with the increase, the Company and Phillips 66 Company, as initial guarantor, entered into a Master New Lender Agreement (the "Master New Lender Agreement") with certain lenders, and Mizuho, as administrative agent. As a result thereof, the commitments under the Credit Agreement have been increased by $1 billion, for a total of $2 billion. After giving effect to such increase, the amount by which the commitments may be further increased pursuant to the Credit Agreement has been reduced to zero. As of the date hereof, there was $1 billion of borrowings outstanding under the Credit Agreement.
The Company expects that certain of the lenders under the Master New Lender Agreement will have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services or other services for the Company or its affiliates, and affiliates or certain of these lenders have served in the past as underwriters in public offerings of securities by the Company, for which they have received, and may in the future receive, customary compensation and expense reimbursement.
A copy of the Master New Lender Agreement is included in this Form 8-K as Exhibit 10.1 and incorporated herein by reference. The summary description of the Master New Lender Agreement in this report does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference in this Item 2.03.

Item 7.01 Regulation FD Disclosure.

The Company is providing the disclosure below and supplementing the risk factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (the “Form 10-K”) with the following risk factor, which the Company included in a preliminary prospectus supplement, dated April 7, 2020, in connection with an offering of debt securities (the “Preliminary Prospectus”). The information in this report on Form 8-K should be read in conjunction with the risk factors described in the Form 10-K and the information under the “Forward-Looking Statements” in the Form 10-K.

The following supplemental disclosure was included in the Preliminary Prospectus

As a result of the recent outbreak of Coronavirus Disease 2019 (“COVID-19”) and other factors, the prices of our feedstocks (including crude oil, natural gas liquids and other refining and petrochemical feedstocks) and our products have experienced extreme price volatility in recent weeks. For example, in March 2020, the price of U.S. benchmark crude oil, West Texas Intermediate (WTI) at Cushing, Oklahoma, declined significantly, reaching its lowest price since April 1999. The price of crude oil influences prices for our refined petroleum products, and the price of feedstocks influences prices for our petrochemical and plastics products. In addition, in recent weeks demand for our refined petroleum products has significantly declined. As a result of the current environment, the capacity utilization rate at our refineries has significantly declined and the margins we derive from selling our refined petroleum products have been significantly reduced.

The following risk factor was included in the Preliminary Prospectus

The outbreak of COVID-19 could materially adversely affect our business, financial condition and results of operations.

The recent outbreak of COVID-19 is negatively impacting worldwide economic and commercial activity and financial markets, as well as global demand for petroleum and petrochemical products. COVID-19 has also resulted in significant business and operational disruptions, including business closures, supply chains disruptions, travel restrictions, stay-at-home orders and limitations on the availability of workforces. The full impact of COVID-19 is unknown and is rapidly evolving. The extent to which COVID-19 negatively impacts our business and operations will depend on the severity, location and duration of the effects and spread of COVID-19, the actions undertaken by national, regional and local governments and health officials to contain the virus or treat its effects, and how quickly and to what extent economic conditions improve and normal business and operating conditions resume.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.		Description
10.1	–	Master New Lender Agreement, dated as of April 6, 2020, by and among Phillips 66, Phillips 66 Company, the lenders party thereto and Mizuho Bank, Ltd., as administrative agent
104	–	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phillips 66

Dated: April 7, 2020	By:	/s/ Judith A. Vincent
Judith A. Vincent Vice President and Treasurer